Exhibit 10.38

Execution Version

PUT OPTION AGREEMENT

by and among

WvF 2 W. 56, INC.,

a Delaware corporation,

WvF, INC.,

a Delaware corporation,

WvF, L.P.,

a Delaware limited partnership,

WvF 718, L.P.,

a Delaware limited partnership,

collectively, as Optionee

and

712 FIFTH AVENUE, L.P.,

a New York limited partnership,

as Optionor

Dated as of September 10, 2014

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Agreement”), dated as of September 10, 2014, is entered into by and among WvF 2 W. 56, Inc., a Delaware corporation (“WvF GP”), WvF, Inc., a Delaware corporation (“WvF Inc.”), WvF, L.P., a Delaware limited partnership (“WvF LP”), WvF 718, L.P., a Delaware limited partnership (“WvF 718 LP” and, together with WvF GP, WvF Inc. and WvF LP, collectively, “Optionee”), and 712 Fifth Avenue, L.P., a New York limited partnership (“Optionor”). Optionee and Optionor are herein sometimes referred to each as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement of Ownership Interests (as the same may be amended, modified, and/or supplemented from time to time, the “Purchase Agreement”), dated as of September 10, 2014, by and between WvF GP, WvF 718 LP, 2 West 56th GP, LLC (“GP”), Forum Rental Investments, Inc. (as successor-in-interest to Forum Assoc., L.P.) (“Forum”), Milton 712, LLC (“Milton”), and Imperial Rental Investments, Inc. (“Imperial” and, together with GP, Forum and Milton, collectively, “Seller”), WvF GP and WvF 718 LP purchased from Seller all right, title and interest in and to the Partnership (as defined below) owned by Seller;

WHEREAS, Each Optionee is a party to that certain Amended and Restated Limited Partnership Agreement (as amended, the “Partnership Agreement”) of 2 WEST 56th STREET, L.P., a New York limited partnership (the “Partnership”), dated as of the date hereof;

WHEREAS, pursuant to the Partnership Agreement, WvF GP owns a one percent (1.0%) general partner interest in the Partnership, WvF Inc. owns a one percent (1.0%) general partner interest in the Partnership, WvF LP owns a forty-nine percent (49%) limited partner interest in the Partnership and WvF 718 LP owns a forty-nine percent (49%) limited partner interest in the Partnership and accordingly, collectively, Optionee owns one hundred percent (100%) of the interests in the Partnership (the one hundred percent (100%) interest collectively owned by Optionee together with all economic, voting and other rights and interests appurtenant thereto, the “Partnership Interest”);

WHEREAS, Bruce Winston (“BW”) and Ronald Winston (“RW”), as tenants-in-common, entered into that certain Co-Owner’s Agreement, dated January 21, 2004 (the “Co-Owner’s Agreement”), as supplemented by that certain Supplement to Co-Owners Agreement (Sale or Permitted Transfer of Property Interest) dated June 24, 2008, between the Partnership and RW, pursuant to which the Partnership, as successor in interest to the TIC Interest (as defined below) owned by RW, agreed to be bound by all the terms and provisions of the Co-Owner’s Agreement;

WHEREAS, each of the Partnership and Bruce Winston (“BW”) own a fifty percent (50%) undivided tenancy-in-common interest (each, a “TIC Interest”) in certain land, with the buildings and improvements thereon, in the City of New York, Borough of Manhattan, generally known by the street address 718 Fifth Avenue, New York, New York and more particularly described on Exhibit A annexed hereto and made a part hereof (such land being herein called the “718 Land,” said buildings and improvements, being herein called the “718 Building,” and the 718 Land and the 718 Building being herein collectively called the “718 Premises”);

WHEREAS, Optionor is the owner of certain land, with the buildings and improvements thereon, in the City of New York, Borough of Manhattan, generally known by the street address 712 Fifth Avenue, New York, New York and more particularly described on Exhibit B annexed hereto and made a part hereof (such land being herein called the “712 Land,” said buildings and improvements, being herein called the “712 Building,” and the 712 Land and the 712 Building being herein collectively called the “712 Premises”); and

WHEREAS, pursuant to that certain Agreement (the “July 3rd Transaction Agreement”) dated July 3, 2014, among Paramount Group, Inc. (“Paramount”), the Otto Parties (as defined therein) and the WvF Parties (as defined therein), the Otto Parties granted to the WvF Parties, and the WvF Parties accepted from the Otto Parties, the right to require Optionor to purchase the entire direct or indirect interests held by the WvF Parties or any affiliate(s) thereof in the 718 Premises under certain conditions, as more specifically described in and in accordance with the terms of such July 3rd Transaction Agreement.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE PUT OPTION

Section 1.1 Optionor hereby reaffirms its agreement under the July 3rd Transaction Agreement to grant a put right to Optionee, and Optionor hereby grants to Optionee the one-time right (subject to Section 6.1 hereof) (the “Put Option”) to require Optionor to purchase, and Optionor does hereby agree to purchase, upon the exercise of the Put Option in accordance with the terms hereof, all, but not less than all, of the interests directly or indirectly owned by Optionee or any affiliate(s) of Optionee in the 718 Premises or the Partnership (as determined in Optionee’s sole discretion) as of the date of Optionee’s exercise of the Put Option (the “Option Interest”), and Optionee does hereby agree to accept the Put Option from Optionor as an option solely and without undertaking to exercise such Put Option.

Section 1.2 Optionor and Optionee hereby agree that the mutual covenants and agreements contained in July 3rd Transaction Agreement, the Purchase Agreement and this Agreement, and the transactions contemplated therein and herein, respectively (the “Option Consideration”), are adequate and sufficient for purposes of the grant of the Put Option by Optionor to Optionee.

Section 1.3 Optionee shall exercise the Put Option by delivering twelve (12) months’ prior written notice (the “Option Notice”) to Optionor at any time after the date which is four (4) years following of the date of this Agreement (the date of such Option Notice, the “Option Notice Date”). The Option Notice shall (i) state Optionee’s desire to exercise the Put Option in accordance with the terms and conditions set forth in this Agreement and (ii) specify a closing date (the “Closing Date”) on which the closing (the “Closing”) of the sale of the Option Interest to Optionor shall occur (the “Transaction”), which shall not be earlier than twelve (12) months following the Option Notice Date. Notwithstanding anything contained herein to the contrary, the Closing Date shall not occur earlier than the date which is five (5) years following the date of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE OPTION INTEREST

Section 2.1 Upon Optionee’s due and timely exercise of the Put Option, Optionee shall be bound to sell, convey and assign to Optionor, and Optionor shall be bound to purchase, acquire and assume from Optionee, on the Closing Date and subject to the terms and conditions of this Agreement, the Option Interest, together with all economic, voting and other rights appurtenant to such Option Interest.

Section 2.2 The purchase price of the Option Interest (the “Purchase Price”) shall be equal to the fair market value of the Option Interest as of the Option Notice Date, taking into account all relevant factors (the “Fair Market Value”). The Option Notice delivered by Optionee to Optionor pursuant to Section 1.3 shall specify Optionee’s initial determination of Fair Market Value. Within thirty (30) days after receipt of the Option Notice, unless Optionor agrees with Optionee’s initial determination of Fair Market Value, Optionor shall deliver a written notice to Optionee (the “Optionor Response”) stating Optionor’s disagreement with Optionee’s initial determination of the Fair Market Value and setting forth Optionor’s initial determination of Fair Market Value. Upon receipt of the Optionor Response, Optionor and Optionee shall thereafter use good faith efforts to agree on the Fair Market Value for a period of thirty (30) days (as the same may be extended from time to time by Optionor and Optionee, each in its sole discretion, the “Negotiation Period”) following the date of delivery of the Optionor Response. If Optionor shall fail to send the Optionor Response notifying Optionee of Optionor’s disagreement with Optionee’s initial determination of Fair Market Value during the thirty (30) day period after receipt by Optionor of the Option Notice, the Optionee’s initial determination of Fair Market Value shall be the Fair Market Value for the Option Interest.

Section 2.3 If, upon the expiration of the Negotiation Period, Optionee and Optionor shall have failed to reach an agreement on the determination of the Fair Market

Value, then the Fair Market Value shall be determined by baseball style arbitration. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association (the “AAA”) by a single arbitrator in the City, County and State of New York and otherwise in accordance with the Commercial Arbitration Rules of the AAA, as then in effect, with hearings conducted as expeditiously as practicable and with no undue delay, and in no event later than thirty (30) days after the date of either party’s demand for arbitration, such demand not to be made prior to the expiration of the Negotiation Period. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the AAA’s office in the City, County and State of New York. The arbitrator shall be a commercial real estate broker unaffiliated with either party and who (x) shall not have worked for or on behalf of either party within the last five (5) years and (y) shall have at least ten (10) years’ experience in the sale of first class retail and office space in Manhattan. Within ten (10) days of the formal engagement of the single arbitrator each of Optionee and Optionor shall submit to the arbitrator a complete statement setting forth in detail such party’s determination of the Fair Market Value (it being understood that Optionee’s and Optionor’s respective proposed determinations may differ from any initial determinations of Fair Market Value given by Optionee or Optionor to the other party in accordance with Section 2.2 above and, in such event, the arbitrator shall not take into account any determinations of such Fair Market Value previously given by Optionee or Optionor, as the case may be, to the other party). The arbitrator shall thereafter (i) hear the Optionee and Optionor and their respective witnesses, (ii) examine the records relating to the 718 Premises and such other documents and records as may, in his or her judgment, be necessary (including, without limitation, existing environmental and property condition reports, if any, with respect to the 718 Premises in the possession of Optionee, the books and records relating to the 718 Premises, and, if the Option Interest is the interest in the Partnership owned by Optionee, the tax returns of the Partnership), and (iii) select the one determination of Optionee or Optionor that, in his/her opinion, is closest to his/her determination of the Fair Market Value of the Option Interest. The arbitrator shall have no power to vary or modify the provisions of this Agreement or to determine any matter other than the Fair Market Value. The determination of the arbitrator shall be final and binding on Optionee and Optionor and may be enforced in any court of competent jurisdiction.

ARTICLE 3

CLOSING

Section 3.1 At the Closing, Optionor shall pay to Optionee or its designee an amount equal to the Purchase Price (as adjusted pursuant to Section 3.2 below) by bank wire transfer of immediately available funds to an account designated by the Optionee in writing in the amount set forth in a closing statement in form and substance reasonably acceptable to Optionor and Optionee.

Section 3.2 Optionor and Optionee shall apportion, as of 11:59 p.m. of the day immediately preceding the Closing (the “Proration Time”), the following in respect of the Option Interest and the Optionee’s rights thereto (to the extent actually paid or received by the Optionee), and the net amount thereof shall be added to (if such net amount is in Optionee’s favor) or deducted from (if such net amount is in Optionor’s favor) the Purchase Price: (i) rents (including any prepaid rents) and other sums and charges paid by tenants or subtenants in connection with their occupancy of the 718 Premises and for services furnished to them in connection therewith including, without limitation, deposits and payments by the tenants and subtenants under the leases and subleases for utility costs, operating expenses, insurance costs and other escalation charges, and the current estimated payments therefor, (ii) real estate taxes, personal property taxes and other governmental taxes, charges or assessments levied against the 718 Premises, if any (other than those required to be paid directly to the taxing authorities by any tenant under its lease or any subtenant under its sublease), (iii) water, electricity, and sewer charges and rents and vault taxes, fees and charges, if any (other than those required to be paid directly to the utility companies by any tenant under its lease or any subtenant under its sublease), on the basis of the fiscal period for which assessed, but if any of such charges shall be payable on the basis of meter readings, then such charges shall be apportioned on the basis of meter readings made on a date (prior to the Closing) which is as close to the Closing Date as is reasonably practicable; (iv) fuel used in heating the 718 Premises on the basis of the written estimate by the 718 Premises’s fuel supplier of the quantity on or about the day preceding the Closing and the Optionee’s cost therefor (including sales tax, if any); (v) charges (other than those required to be paid directly by any tenant under its lease or any subtenant under its sublease) and transferable deposits under service contracts, equipment leases, licenses and permits, (vi) charges due under any equipment leases, (vii) any outstanding liabilities with respect to existing leases and existing management agreements in effect at the time, and (viii) all other items of revenue or expense with respect to the 718 Premises or as may be otherwise applicable to the Option Interest (including if the Option Interest is an interest in an entity owning an interest in the 718 Premises, in each case, documented to Optionor’s reasonable satisfaction) which are customarily apportioned by purchasers and sellers of property similar to the 718 Premises in New York City, New York.

Section 3.3 At the Closing, in addition to the Purchase Price, each party hereto shall execute and deliver to each other party (i) appropriate certified corporate resolutions, consents and other appropriate proof of their authority to execute, deliver and perform their obligations under this Agreement and the supplemental documents described in clause (ii) below to which they are a party (and any opinions of counsel related thereto as may reasonably be requested by the other party), and (ii) all other necessary and customary documentation reasonably required by the parties hereto in order to effectuate the Transaction contemplated hereunder, including documentation containing representations and warranties substantially similar to those provided by Purchaser and Seller (each as defined in the Purchase Agreement) in Article 5 and Article 7 of the Purchase Agreement, respectively, and the indemnification provisions provided for in Article 9 of the Purchase Agreement (the foregoing (i) and (ii) together, the “Closing Documents”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

Section 4.1 Optionee hereby represents, warrants and covenants to Optionor as of the date hereof that:

(a) Optionee is a duly organized and validly existing under the laws of the State of Delaware. Optionee has the full power and authority to (a) exercise the Put Option, (b) enter into the Transaction contemplated by this Agreement, (c) sell the Option Interest, and (d) to execute, deliver, and perform this Agreement and the Closing Documents.

(b) There are no suits, actions, or proceedings pending or, to the knowledge of Optionee, threatened against or affecting Optionee, the Partnership or the 718 Premises before or by any court or administrative agency or officer or in arbitration or mediation, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Optionee to exercise the Put Option, sell the Option Interest and perform its obligations under this Agreement and the Closing Documents.

(c) No consent, approval, or other action of or filing or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance, or performance by Optionee of this Agreement or the Transaction provided for herein.

(d) The execution and delivery of this Agreement and the other Closing Documents, the exercise of the Put Option, the sale of the Option Interest, the Transaction provided for herein and the transactions provided for in the Closing Documents, respectively, and compliance with or fulfillment of the terms hereof and thereof, will not violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to Optionee or any subsidiary of Optionee.

(e) Optionee represents that Optionee is not a Prohibited Person, as such term is hereinafter defined. “Prohibited Person” means any of the following, (a) a person or entity that is listed in the Annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” or persons or entities with whom a citizen of the United States is restricted from doing business with by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States including those listed on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (d) a person or entity that is affiliated with any person or entity identified in clause (a), (b), and/or (c) above.

(f) There has not been filed by or against Optionee, or any corporation, partnership, limited liability company, or other entity with respect to which Optionee is a principal shareholder, controlling person, general partner, or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

(g) Optionee has good and marketable title to the Option Interest, free and clear of all debts, liens, legal and/or equitable claims, and other encumbrances and Optionee has not consented to or been requested to consent to any encumbering of, or placement of, any lien or other encumbrance on, the Option Interest.

(h) Except for this Agreement, there are no commitments, agreements, or obligations, including, without limitation, options, warrants, rights to subscribe for, rights of first refusal or rights of first offer, by Optionee to issue, sell, transfer or otherwise convey all or any portion of the Option Interest.

(i) Optionee has not assigned, transferred, pledged, or otherwise disposed of, or agreed to assign, transfer, pledge, or otherwise dispose of, the Option Interest.

(j) No person or entity has any voting or management rights with respect to the Option Interest except for Optionee.

(k) No documents govern the rights and obligations of Optionee with respect to the Option Interest and/or the Partnership other than this Agreement, the organizational documents of Optionee, and the Partnership Agreement; provided, however, that with respect to the organizational documents of Optionee, nothing contained in such organizational documents makes any other representation made herein untrue or prohibits Optionee from executing and delivering this Agreement or any of the Closing Documents, exercising the Put Option or consummating the Transaction.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF OPTIONOR

Section 5.1 Optionor hereby represents, warrants and covenants to Optionee as of the date hereof that:

(a) Optionor is duly organized and validly existing under the laws of the State of New York. Optionor has the full power and authority to (a) grant the Put Option, (b) enter into the Transaction contemplated by this Agreement, (b) acquire the Option Interest, and (c) execute, deliver, and perform this Agreement and the Closing Documents.

(b) There are no suits, actions, or proceedings pending or, to the knowledge of Optionor, threatened against or affecting Optionor before or by any court or administrative agency or officer, to prohibit or enjoin the consummation of the Transaction provided for herein or which could materially and adversely affect the ability of Optionor to grant the Put Option, purchase the Option Interest and perform its obligations under the Closing Documents.

(c) No consent, approval, or other action of, or filing or registration with, any governmental agency or commission is required in connection with the execution, delivery, observance, or performance by Optionor of this Agreement or the Transaction provided for herein.

(d) The execution and delivery of this Agreement and the other Closing Documents, the grant of the Put Option, the purchase of the Option Interest, the Transaction provided for herein and the transactions provided for in the Closing Documents, respectively, and compliance with or fulfillment of the terms hereof and thereof, will not violate any law, rule, regulation, judgment, order, decree, writ, or injunction applicable to Optionor or any subsidiary of Optionor.

(e) Optionor represents that Optionor is not a Prohibited Person.

(f) There has not been filed by or against Optionor, or any corporation, partnership, limited liability company, or other entity with respect to which Optionor is a principal shareholder, controlling person, general partner, or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

ARTICLE 6

CASUALTY; CONDEMNATION

Section 6.1 If the 718 Premises is damaged by fire or other casualty or if any entity possessing the right of eminent domain shall give notice of an intention to take or acquire a substantial part of the 718 Premises, and such notice is given or such damage by fire or other casualty occurs after the Option Notice Date and before the Closing Date, the following shall apply:

(a) If the 718 Premises is damaged resulting in Substantial Damage (as hereinafter defined) or the taking or acquisition will result in Substantial Condemnation (as hereinafter defined), then within thirty (30) days of the date on which insurance or condemnation proceeds are determined, as applicable, Optionor shall have the option to either (i) consummate the Transaction in which event any insurance or condemnation proceeds, settlements, and awards or the relevant part thereof shall be retained by or assigned to Optionor, and Optionee shall not be entitled to any portion thereof, or (ii) elect not to close the Transaction on the Closing Date set forth in the Option Notice and, in such case, Optionee shall not be prejudiced by Optionor’s election not to close and

Optionee shall not be required to reimburse Optionor for any out-of-pocket costs and expenses incurred in connection with the Transaction contemplated hereunder. For the avoidance of doubt, if Optionor elects not to close the Transaction on the Closing Date after the occurrence of Substantial Damage or Substantial Condemnation in accordance with this Section 6.1(a), such election shall in no way limit or restrict Optionee’s right to exercise the Put Option on a future date and shall in no way limit the obligation of Optionor to acquire the Option Interest after any such future exercise of the Put Option by Optionee. As used herein “Substantial Damage” shall be deemed to mean damage which is estimated to cost twenty percent (20%) of the Purchase Price or more to repair. As used herein “Substantial Condemnation” shall be deemed to mean any taking or acquisition resulting in a permanent substantial reduction in the income-producing capacity of the 718 Premises in an amount equal to twenty percent (20%) of the Purchase Price or more.

(b) In all other cases, Optionor shall be required to complete the Transaction and the insurance or condemnation proceeds, settlements, or awards or the relevant part thereof shall be retained by or assigned to Optionor, and Optionee shall not be entitled to any portion thereof.

ARTICLE 7

REMEDIES

Section 7.1 In the event Optionor is ready, willing and able to close and perform all of its obligations hereunder, and the Optionee, having exercised the Put Option, defaults for any reason or no reason, Optionor shall not be entitled to damages and Optionor’s sole and exclusive remedy hereunder shall be reimbursement for any and all reasonable out-of-pocket costs and expenses incurred by Optionor hereunder.

Section 7.2 In the event the Optionee has exercised the Put Option and is ready, willing and able to close and perform its obligations hereunder, and Optionor breaches or defaults in the performance of the terms and provisions of this Agreement, Optionee shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction against Optionor, either at law or in equity, to enforce the specific performance of the terms and conditions of this Agreement and to enjoin further violations of the provisions of this Agreement and/or to obtain damages. Such remedies shall however be cumulative and not exclusive and shall be in addition to any other remedies which Optionee may have under this Agreement or at law.

ARTICLE 8

COSTS AND EXPENSES

Section 8.1 Optionee shall pay, when and if due, any transfer taxes due and owing with respect to the Transaction and the transfer of the Option Interest from Optionee to Optionor.

Section 8.2 All costs and expenses incident to this Agreement, the Transaction, and the Closing shall be paid by the party incurring same, including, without limitation, its own attorneys’ fees and disbursements. All costs and expenses incurred in connection with any arbitration brought pursuant to Section 2.3 hereof shall be shared 50-50 by Optionor and Optionee. In the event of any litigation arising out of this Agreement, any and all reasonable out-of-pocket costs and expenses incurred by Optionor or Optionee in the enforcement of the Agreement due to a material default by any party to this Agreement (including reasonable attorney fees and disbursements) shall be borne entirely by said defaulting party as determined by final adjudication by a court of competent jurisdiction. The provisions of this Article 8 shall survive the Closing hereunder or the expiration of this Agreement.

ARTICLE 9

BROKERS AND ADVISORS

Section 9.1 Optionee and Optionor each represents and warrants for itself that, as of the date hereof, it has not dealt with any broker, agent, finder, or advisor in connection with this Agreement and the Transaction contemplated hereby. Each party hereto agrees to indemnify and hold the other parties hereto free and harmless from all losses, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) that the other parties may suffer as a result of claims made or suits brought by any broker, agent, finder, or advisor who shall claim to have introduced the indemnifying party to this Transaction or who shall claim to have dealt with or had discussions with the indemnifying party with respect to this Transaction. The provisions of this Article 9 shall survive the Closing hereunder indefinitely.

ARTICLE 10

NOTICES

Section 10.1 Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable national overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, (d) telecopy or (e) electronic mail (if an address to such party has been set forth below), sent to the intended addressee at the address set forth below, or to such address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery. Unless changed in accordance with the preceding sentence, the addresses for notice given pursuant to this Agreement shall be as follows:

If to Optionee:

Wilhelm von Finck Hauptverwaltung GmbH

Gut Keferloh

85630 Grasbrunn

Federal Republic of Germany

Attention: Günter Koller

Facsimile: 49-89-456963-59

E-mail:      g.koller@wvf-hv.de

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Thomas Patrick Dore, Jr.

Facsimile: (212) 450-5573

E-mail:      pat.dore@davispolk.com

If to Optionor:

c/o Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, New York 10019

Attention: Albert P. Behler

Facsimile: (212) 974-6435

E-mail:      abehler@paramount-group.com

with a copy to:

Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, New York 10019

Attention: General Counsel

Facsimile: (212) 237-3197

E-mail:      gjohnson@paramount-group.com

with an additional copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Thomas J. Henry, Esq.

Facsimile: (212) 728-9750

E-mail:      thenry@willkie.com

Section 10.2 Notices may be delivered by counsel to either Optionee or Optionor, as applicable. The provisions of this Article 10 shall survive the Closing or the expiration of this Agreement.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Each of the parties hereby agrees to execute, acknowledge (if necessary), and deliver such other documents or instruments as the other may reasonably require from time to time to carry out the intents and purposes of this Agreement. This provision shall survive the Closing indefinitely.

Section 11.2 This Agreement, the covenants, agreements, terms and conditions and the rights and obligations created hereby shall run with the land and be binding upon and inure to the benefit of the Optionor and Optionee and their respective successors and assigns. At either Optionor’s or Optionee’s election, a memorandum of this Agreement shall be recorded in the New York City real property records.

Section 11.3 Whenever the context so requires, references herein to the neuter gender shall include the masculine and/or feminine gender, and the singular number shall include the plural.

Section 11.4 THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. OPTIONEE AND OPTIONOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY AND STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE CITY AND STATE OF NEW YORK. OPTIONOR AND OPTIONEE AGREE THAT THE PROVISIONS OF THIS SECTION 11.4 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE EXPIRATION OF THIS AGREEMENT INDEFINITELY.

Section 11.5 The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 11.6 This Agreement and the instruments referred to herein may not be amended, waived, or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver, or discharge is sought.

Section 11.7 This Agreement shall not be binding or effective until Optionor and Optionee have executed and delivered a counterpart of the same, each of which shall constitute an original, but all of which taken together shall constitute one agreement. This Agreement may be executed in one or more counterparts (whether original, facsimile, portable document format, or otherwise), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 11.8 If any provisions of this Agreement shall be held to be illegal, unenforceable, or inapplicable in any respect, each such holding shall not affect the enforceability of any other provisions of this Agreement or the enforcement of this Agreement under any other circumstances. Without limiting the foregoing, if any option, right, restriction, condition, covenant, or other provision of this Agreement or any application thereof would otherwise be invalid or unenforceable by reason of the rule against perpetuities, any similar statutory rule or the application thereof, the same shall be effective only until, and not after, twenty-one (21) years less one day have elapsed after the death of the last descendant surviving on the date hereof of John D. Rockefeller, Jr.

Section 11.9 The captions and headings throughout this Agreement are for convenience and reference only and they shall in no way be held or deemed to define, modify, or alter the meaning, scope, or intent of any provision of this Agreement. Words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the paragraph, Article, Section or other subdivision in which such words appear, unless the context otherwise requires. References to “Articles” or “Sections” are to Articles or Sections of this Agreement, respectively, unless otherwise specifically provided.

Section 11.10 As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or bank holiday in the State of New York.

Section 11.11 Except as otherwise expressly provided, no delay or omission by any party hereto to exercise any right or power occurring upon any noncompliance or failure of performance by the other party under the provisions of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party hereto of any of the terms, covenants, conditions, or agreements hereof to be performed by the other party shall not be construed to be a waiver of any succeeding breach thereof or of any other term, covenant, condition, or agreement herein contained. No provision of this Agreement shall be deemed to have been waived by a party unless such waiver is in writing signed by such party.

Section 11.12 Each party agrees that the information contained herein, and any information exchanged between the parties in connection with the proposed transactions described herein, is strictly confidential. No party shall disclose the existence of, nor any of the terms contained in, this Agreement, nor the substance of any other discussions between the parties, to any other person or entity except to the extent required by any applicable securities or other laws; provided, however, that each party may share any and all information it deems pertinent with regulators, lenders, prospective lenders, investors, prospective investors, counsel, consultants, accountants, advisors, but shall require that such persons and entities shall keep such information confidential and shall be responsible for any breach of such confidentiality by such persons or entities. This Section 10.12 shall not inhibit any disclosure to any governmental authority, whether domestic or foreign, to assure compliance with any applicable laws. The provisions of this Section 10.12 shall survive the Closing hereunder or the expiration of this Agreement indefinitely.

[Remainder of Page Intentionally Left Blank; Signatures to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

OPTIONOR:

712 FIFTH AVENUE, L.P., a Delaware limited partnership

By:	712 FIFTH AVENUE G.P., L.L.C., its general partner

	By:	/s/ Vito Messina
		Name:	Vito Messina
		Title:	Vice President

[Signatures continue on the following page]

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

OPTIONOR:

712 FIFTH AVENUE, L.P., a New York limited partnership

	By:	712 FIFTH AVENUE G.P., L.L.C., its general partner

By:
Name:
Title:

Acknowledged and accepted by:

WvF, Inc., a Delaware corporation

By:	/s/ Thomas Patrick Dore, Jr.
Name:	Thomas Patrick Dore, Jr.
Title:	Vice President and Secretary

OPTIONEE:

WvF, INC., a Delaware corporation

By:	/s/ Thomas Patrick Dore, Jr.
Name:	Thomas Patrick Dore, Jr.
Title:	Vice President and Secretary

WvF 2 W. 56, INC., a Delaware Corporation

By:	/s/ Thomas Patrick Dore, Jr.
Name:	Thomas Patrick Dore, Jr.
Title:	Vice President and Secretary

WvF 718, L.P., a Delaware limited partnership

	By:	WvF 718, Inc., its general partner

By:	/s/ Thomas Patrick Dore, Jr.
Name:	Thomas Patrick Dore, Jr.
Title:	Vice President and Secretary

WvF, L.P., a Delaware limited partnership

	By:	WvF, Inc., its general partner

By:	/s/ Thomas Patrick Dore, Jr.
Name:	Thomas Patrick Dore, Jr.
Title:	Vice President and Secretary

[Signature Page to Put Option Agreement]

EXHIBIT A

718 PREMISES

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, known as 718 Fifth Avenue and bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of 56th Street with the westerly side of Fifth Avenue;

Running thence SOUTHERLY, along the westerly side of Fifth Avenue, 27 feet;

Thence WESTERLY, parallel with 56th Street and part of the distance through a party wall, 100 feet;

Thence NORTHERLY, parallel with Fifth Avenue 27 feet to the southerly side of 56th Street; and

Thence EASTERLY, along the southerly side of 56th Street, 100 feet to the point or place of BEGINNING.

EXHIBIT B

712 PREMISES

Parcels 1 through 6:

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of West 56th Street distant 100 feet westerly from the corner formed by the intersection of the southerly side of West 56th Street and the westerly side of Fifth Avenue;

RUNNING THENCE southerly and parallel with the westerly side of Fifth Avenue a distance of 27 feet;

THENCE easterly and parallel with the southerly side of West 56th Street, and part of the distance through a party wall a distance of 100 feet to the westerly side of Fifth Avenue;

THENCE southerly along the westerly side of Fifth Avenue a distance of 76 feet 1 inch to a point which is distant 97 feet 9 inches northerly from the corner formed by the northerly side of West 55th Street with the westerly side of Fifth Avenue;

THENCE westerly and part of the distance through a party wall a distance of 36 feet 4 inches;

THENCE northerly and parallel with Fifth Avenue 0 feet 2  3⁄4 inches;

THENCE westerly parallel with 56th Street 11 feet 2 inches;

THENCE northerly parallel with Fifth Avenue 1 foot 8  3⁄4 inches;

THENCE westerly parallel with West 56th Street 102 feet 6 inches;

THENCE northerly parallel with Fifth Avenue 1 foot 1  1⁄2 inches;

THENCE westerly and parallel with West 56th Street 50 feet;

THENCE northerly and parallel with Fifth Avenue 100 feet to the southerly side of West 56th Street said point being distant 720 feet easterly from the corner formed by the easterly side of Avenue of the Americas and the southerly side of West 56th Street;

THENCE easterly along the southerly side of West 56th Street 100 feet to the point or place of BEGINNING.

Parcel 7:

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at a point on the westerly side of Fifth Avenue, distant 103 feet 1 inch southerly from the corner formed by the intersection of the southerly side of West 56th Street and the westerly side of Fifth Avenue;

RUNNING THENCE Southerly along the westerly side of Fifth Avenue 97 feet 9 inches to the corner formed by the intersection of the westerly side of Fifth Avenue and the northerly side of West 55th Street;

THENCE Westerly along the northerly side of West 55th street, 200 feet to a point;

THENCE Northerly parallel with the westerly side of Fifth Avenue 100 feet 10 inches to a point;

THENCE Easterly parallel with the northerly side of West 55th Street 50 feet to a point;

THENCE Southerly parallel with the westerly side of Fifth Avenue 1 foot 1  1⁄2 inches to a point;

THENCE Easterly parallel with the northerly side of West 55th Street, 102 feet 6 inches to a point;

THENCE Southerly parallel with the westerly side of Fifth Avenue 1 foot 8  3⁄4 inches to a point;

THENCE Easterly parallel with the northerly side of West 55th Street 11 feet 2 inches to a point;

THENCE Southerly parallel with the westerly side of Fifth Avenue 0 feet 2  3⁄4 inches to a point;

THENCE Easterly parallel with the northerly side of West 55th Street 36 feet 4 inches to the westerly side of Fifth Avenue, the point or place of BEGINNING.

Parcels 1 through 7 form one contiguous plot.